Exhibit 16.1

FEDERATED GLOBAL ALLOCATION FUND

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Global Allocation Fund (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 7, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Absolute Return Fund, a portfolio of Federated Equity Funds, into the Trust.

WITNESS the due execution hereof this 15th day of November, 2018.

/s/ John T. Collins John T. Collins	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ John B. Fisher John B. Fisher	/s/ P. Jerome Richey P. Jerome Richey
/s/ G. Thomas Hough G. Thomas Hough	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green